UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On September 9, 2021, the Board of Directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”) appointed Deborah Dunsire, M.D., as a Class II director. Dr. Dunsire was also appointed to the Compensation Committee and the Research and Development Committee of the Board.

Dr. Dunsire, age 59, has more than 30 years of clinical, commercial, and international management experience from the biotech and pharmaceutical industry, primarily in the fields of oncology and CNS. Dr. Dunsire currently serves as President and Chief Executive Officer of H. Lundbeck A/S, a public biopharmaceutical company, and has held this position since September 2018. She previously served as President and Chief Executive Officer and a Director of Xtuit Pharmaceuticals, Inc., a private biopharmaceutical company, from January 2017 to March 2018. Prior to her position at Xtuit, she served as President and Chief Executive Officer and a Director of FORUM Pharmaceuticals Inc., a private pharmaceutical company, from July 2013 to May 2016. Prior to FORUM, Dr. Dunsire worked for Takeda Pharmaceutical Company Limited as a corporate officer from June 2010 to June 2011 and a Director from June 2011 to June 2013. She served as President, Chief Executive Officer and a Director of Millennium Pharmaceuticals, Inc. between 2005 and 2008, when it was acquired by Takeda, and then as President and Chief Executive Officer of Millennium: The Takeda Oncology Company after the acquisition between 2008 and 2013. Prior to Millennium, Dr. Dunsire held various roles of increasing responsibility at Novartis Pharma AG between 1988 and 2005. She currently serves as a Board member of Ultragenyx Pharmaceutical Inc, a public biopharmaceutical company. She obtained an MBBCh from the University of the Witwatersrand in South Africa. We believe that Dr. Dunsire is qualified to serve on the Board due to her extensive experience in the biotechnology and pharmaceutical sectors, including service as the chief executive officer of various pharmaceutical companies.

Pursuant to the Company’s director compensation program, Dr. Dunsire will be entitled to an annual cash retainer of $40,000 per year for service on the Board. Dr. Dunsire is also entitled to an annual retainer of $5,000 for service as a member of each of the Compensation Committee and the Research and Development Committee of the Board. These fees will be payable in arrears in equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payments will be prorated for any portion of a quarter in which Dr. Dunsire has not served as a director or on a committee, as applicable. We will also reimburse Dr. Dunsire for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of our Board and its committees.

In addition, upon her appointment to the Board, Dr. Dunsire was granted an option to purchase 35,000 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 16.66% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the third anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company. Immediately following each annual meeting of our stockholders occurring after Dr. Dunsire has completed six months of service on the Board, she will be granted an option to purchase 17,500 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by Nasdaq on the date of grant, which option will vest as to 50% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the first anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company.

Our certificate of incorporation provides for the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. On September 9, 2021, we entered into an indemnification agreement with Dr. Dunsire on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires the Company, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of the directors of the Registrant. Previously filed on June 3, 2016 as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File Number 333-211818) and incorporated herein by reference.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: September 10, 2021	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Chief Operations Officer